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                                                                 EXHIBIT 10.22.2

                      FIRST AMENDMENT TO REAL ESTATE LEASE

THIS FIRST AMENDMENT TO REAL ESTATE LEASE AGREEMENT is made and entered into as of the 31st day of March 2003 by and between David A. Beckman as Trustee of the Beckman Family Trust ("Lessor") and Chemicon International, Inc. ("Lessee").

                                    RECITALS

         WHEREAS, the parties have entered into that certain Lease Agreement dated November 22, 1999 (the "Lease Agreement"); and

         WHEREAS, the parties desire to modify and amend the terms of the Lease Agreement.

         NOW THEREFORE, based upon the above premises, the parties agree as follows:

1. Paragraph 1.3 of the Lease Agreement is hereby modified and replaced with the following:

         TERM: Fifteen (15) years commencing on April 1, 2003 and ending on March 31, 2018.

2. Paragraph 1.5 and Paragraph 49 of the Lease Agreement are hereby modified and replaced with the following:

         BASE RENT: $73,950 per month payable on the first day of each month commencing on April 1, 2003. This is a triple net lease.

The Base Rent shall be adjusted annually on April 1 in accordance with any increase in the Consumer Price Index for all Consumers, U.S. City Average. Each annual increase shall be based upon the published increase for the period from 1 April 2003 to each successive April 1 date during the Term.

In no event shall the Base Rent be lower than the initial Base Rent of $73,950 per month.

3. Paragraph 50 of the Lease Agreement is hereby deleted and replaced with the following:

         50. OPTION TO EXTEND TERM: Lessee is granted, if not in default of this agreement, two (2) options (each, an "Option") to extend the term of this lease for ten (10) additional years each subject to a Base Rent adjustment as calculated below.

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EXHIBIT 10.22.2

Notice of exercise of either Option must be delivered in writing to the Lessor by Lessee not less than one hundred eighty (180) days prior to the expiration of the then current Term of the Lease Agreement. If Lessee timely exercises its Option to extend, all other terms and conditions of the Lease Agreement shall, except as provided in the following paragraph, remain unchanged during the Option period. Lessor and Lessee shall execute a lease amendment to memorialize Lessee's exercise of any Option.

Lessee shall state in its notice of exercise of each Option the proposed Base Rent during the applicable renewal Term. If the Lessor agrees with the amount of Base Rent proposed by Lessee, such amount shall be the Base Rent during the applicable renewal Term. If the Lessor does not agree, Lessor and Lessee shall negotiate in good faith to determine a rental amount for the applicable renewal Term that reflects the current market rent for similar type buildings in the Temecula/Murrieta, CA area on the first day of the applicable renewal Term. If the Lessee and Lessor have not reached agreement regarding the Base Rent for the applicable Renewal Term by the 90th day before commencement of the applicable Renewal Term, the Lessee and Lessor shall engage a mutually acceptable real estate appraisal firm, which firm shall not have been engaged by either of them for two years preceding the current engagement, to determine a rental amount for the applicable renewal Term that reflects the current market rent for similar type buildings in the Temecula/Murrieta, CA area on the first day of the applicable renewal Term. If the Lessee and Lessor cannot agree upon a real estate appraisal firm the Base Rent for the applicable renewal Term shall be determined by arbitration in accordance with the rules of the American Arbitration Association.

The Base Rent during any renewal Term ("Option Period Base Rent") shall be increased in accordance with any increase in the Consumer Price Index for all Consumers, U.S. City Average. Each annual increase shall be based upon the published increase for the period from 1 April 2018 to each successive April 1 date during the Option period.

In no event during any Option period shall the Base Rent be lower than the highest amount of Base Rent amount paid during the Term.

4. A new Paragraph 51 is added to the Lease Agreement as follows:

         RIGHT OF FIRST REFUSAL: The following terms and conditions apply only in the event that the Lessee is not in default of a material provision of the Lease Agreement.

Notice of Transfer. In the event that the Lessor proposes to sell, or otherwise dispose of ("Transfer") the Premises, it shall give the Lessee written notice of its intention ("Transfer Notice"), which notice shall set forth: (i) the identity of the prospective transferee; (ii) the consideration to be received by Lessor for the Premises; and (iii) the material terms and conditions upon which the proposed Transfer is to be made. Lessor shall provide the Transfer Notice to Lessee not less than sixty days prior to the proposed consummation date for the Transfer that gave rise to the Transfer Notice. In the Transfer Notice, Lessor shall certify that the Lessor has received a firm offer from a prospective transferee and in good faith believes a binding agreement for Transfer is obtainable on

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EXHIBIT 10.22.2

the terms set forth in the Transfer Notice, and shall also include a copy of any written proposal or letter of intent or other agreement relating to the proposed Transfer.

Right of First Refusal. With respect to any proposed Transfer, the Lessee, or its assignee, shall have an option to purchase all or none of the Premises (the "Right of First Refusal"). To exercise such option, the Lessee must notify the Lessor in writing before the expiration of the thirty (30) day period following the delivery of the Transfer Notice to Lessee. If the Lessee, or its assignee, elects to purchase the Premises, it shall pay consideration for the Premises no less favorable to the Lessor in price and material terms and conditions than are described in the Transfer Notice.

Closing Procedures if Right Timely Exercised. If the Lessee, or its assignee, timely exercises the Right of First Refusal, the Lessee, or its assignee, and the Lessor shall consummate the sale of the Premises on the terms no less favorable to the Lessor as set forth in the Transfer Notice by the date ninety
(90) days after the delivery of the Transfer Notice to the Lessee.

Limitation on Right. The Right of First Refusal shall not apply to any transfer of the Premises to any related entity (owning or controlling greater than 40% of the entity) to the Lessor or to the ancestors or descendants or spouse of any of the Lessor's trustees provided that in any case any transfer to any related entity, the transferee shall agree in writing to own the Premises subject to all the terms of this Agreement, including the Right of First Refusal.

5. A new Paragraph 52 is added to the Lease Agreement as follows:

         GUARANTY: Serologicals Corporation, a Delaware corporation ("Guarantor") irrevocably guarantees payment and compliance of the Lease Agreement in accordance with the terms and conditions of that certain Guaranty dated February 11, 2003 (attached hereto).

6. Paragraph 7.3 is hereby deleted and replaced with the following:

         UTILITY INSTALLATIONS: TRADE FIXTURES; ALTERATIONS: Lessee shall be permitted to make non-structural Utility Installations to the interior of the Premises without obtaining the consent of the Lessor and without regard as to amount. Lessee shall be required to obtain the consent of the Lessor prior to making Alterations only if the Alterations involve puncturing, relocating or removing the roof or any existing walls and the cost of any such Alteration exceeds $1 million. Lessee shall not be required to post any lien or completion bond in connection with any Utility Installations or Alterations. The term Utility Installations in the Lease Agreement shall not include telephone equipment, other than the installed wiring.

7. Paragraph 8.2 (a) is hereby deleted and replaced with the following:

                  LIABILITY INSURANCE CARRIED BY LESSEE: Lessee will maintain commercial general liability and building and improvements insurance that is not

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EXHIBIT 10.22.2

         less favorable to the Lessor than the insurance carried by the Guarantor with respect to its corporate headquarters in Atlanta, Georgia. Lessee will not be required to carry rental value insurance.

8. Paragraph 10.1 is hereby deleted and replaced with the following:

         Lessee shall pay the Real Property Taxes applicable to the Premises during the term of this Lease. All such payments shall be made prior to the delinquency date of the applicable installment. Lessee shall promptly furnish Lessor with satisfactory evidence that such taxes have been paid. If any such taxes cover a period of time prior to or after the expiration or earlier termination of the term hereof, Lessee's share of such taxes shall be equitably prorated to cover only the period of time within the tax fiscal year this Lease is in effect, and Lessor shall reimburse Lessee for any overpayment after such proration. If Lessee shall fail to pay any Real Estate Taxes required by the Lease to be paid by Lessee, Lessor shall have the right to pay the same, and Lessee shall reimburse Lessor for such payment immediately upon written demand

9. Paragraph 12 entitled Assignment and Subletting is amended by the addition thereto of subparagraph 12.4 reading as follows:

         12.4 Exceptions.

         (a) the transfer of the voting control of the Lessee by one direct or indirect subsidiary of Guarantor to another direct or indirect subsidiary of such corporation shall not constitute a change in the control of the Lessee;

         (b) the merger of the Lessee with or into, or the consolidation of the Lessee with, or the transfer of all or substantially all of the assets of the Lessee to, another direct or indirect subsidiary of Guarantor shall not constitute an assignment or transfer of the Premises or the Lease Agreement;

         (c) so long as the obligations of the Lessee are guaranteed by Guarantor, a transaction that results in the diminution of the net worth of the Lessee shall not constitute an assignment or transfer of the Lease Agreement.

         (d) the merger of Guarantor with or into, or the consolidation of Guarantor with, or the sale by Guarantor of all or substantially all of its assets to, another entity shall not require the consent of the Lessor, shall not constitute an assignment or transfer of the Lease Agreement and shall not constitute a default or event of default under the Lease Agreement so long as the successor, resulting or transferee entity enters into a guarantee of the Lessee's obligations under the Lease on substantially the same terms as the guaranty entered into by Guarantor attached hereto;

         (e) the consent of the Lessor shall not be required with respect to the subleasing of any portion of the Premises by the Lessee to another direct or indirect subsidiary of Guarantor;

         (f) Lessor shall not have the right to adjust the amount or the adjustment structure of the rent in connection with any assignment or subletting of the Premises;

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EXHIBIT 10.22.2

         (g) Lessee shall not be required to transfer or assign to the Lessor its interest in any rentals or income from any sublease of all or part of the Premises; and

         (h) any Option with respect to the Lease held by the Lessee may be exercised by Guarantor or any of its direct or indirect subsidiaries that may then be the Lessee under the Lease Agreement.

10. Paragraph 16 entitled Tenancy Statement is hereby amended by the addition of subparagraph 16.3 thereto, reading as follows:

         16.3 Notwithstanding subsections 16.1 and 16.2, Lessor agrees that it will not require Lessee to provide its financial statements to Lessor or any third party so long as Guarantor is the guarantor of the Lessee's obligations under the Lease Agreement and it provides its financial statements.

11. A new Paragraph 53 is added to the Lease Agreement as follows:

         Lessor will consent to the Lessee's grant of a leasehold mortgage on customary terms to the agent for the lenders to Guarantor to secure the indebtedness of Guarantor to its lenders, as the same may be from time-to-time modified, extended or refinanced so long as no lien is created on Lessor's interest in the property.

         Except as modified above, the Lease Agreement as originally stated shall remain in full force and effect. Any amendment herein shall be take precedence and supercede any terms stated in the Lease Agreement.

         Lessor hereby consents to the assignment of the Lease that occurred upon the change of control of Lessee pursuant to the acquisition of voting control by Lessee by Serologicals Research Products, Inc. simultaneously with the execution and delivery of this Amendment and the prior change of control of Lessee pursuant to the acquisition of voting control of Lessee by Falcon International Investment Holdings, LLC.

              IN WITNESS WHEREOF, each of the parties hereto have caused this First Amendment to the Lease Agreement to be executed and sealed by a duly authorized representative as of the day and year first above written.

AGREED AND ACCEPTED BY:
David A. Beckman , Trustee                           Chemicon International Inc.

____________________________                         ___________________________
By: /s/ David A. Beckman                             By: /s/ Mike Andrews

Title: Trustee                                       Title: Vice President

____________________________                         ___________________________
Date March 31, 2003                                  Date March 31, 2003

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